EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

COMPANY CONTACTS:

DENNIS B. TOWER, CHIEF EXECUTIVE OFFICER

JOHN L. MORAN, PRESIDENT

W. KIRK BOSCHÉ, CHIEF FINANCIAL OFFICER

888-662-3877

WWW.FOOTHILLS-RESOURCES.COM

Foothills Resources, Inc. Reports on Credit Facility

BAKERSFIELD, Calif. – (PR Newswire) – August 15, 2008 – Foothills Resources, Inc. (OTCBB: FTRS) (the “Company”) today announced that it has entered into a Forbearance Agreement with its lenders in connection with defaults on financial covenants contained in its Credit Agreement with various lenders and Wells Fargo Foothill, LLC, as agent (the “Credit Facility”).

The Forbearance Agreement requires the Company to retain an independent investment adviser for the purpose of assisting the Company in developing and facilitating a plan of restructuring and to deliver to the lenders on or before September 15, 2008 a definitive, written plan of restructuring. The plan of restructuring will provide for specific courses of action by the Company, as well as a specific timeline, to either cure the default or restructure the Credit Facility. The restructuring plan is expected to consider a range of strategic alternatives, which may include a sale of a portion of the Company’s assets, a merger or other business combination, or the issuance of equity or other securities, in connection with the repayment of all or a portion of the Company’s obligations under the Credit Facility.

The Credit Facility provides for a $50 million term loan facility and a $50 million revolving credit facility, with an initial borrowing base of $25 million available under the revolving credit facility. The Credit Facility is secured by liens and security interests on substantially all of the Company’s assets, including 100% of its oil and gas reserves. Amounts outstanding under the Credit Facility currently consist of $50 million under the term loan facility and approximately $21.9 million under the revolving loan facility.

The Credit Facility contains financial covenants pertaining to asset coverage, interest coverage and leverage ratios. A violation of any of these financial covenants, unless waived by the Company’s lenders, constitutes an event of default under the Credit Facility, giving the Company’s lenders the right to terminate their obligations to make additional loans under the Credit Facility, demand immediate payment in full of all amounts outstanding, foreclose on collateral and exercise other rights and remedies granted under the Credit Facility and as may be available pursuant to applicable law.

Principally because of higher than expected drilling costs and poorer than anticipated results from the Company’s activities in the Eel River Basin of California, the Company was not in compliance with the asset coverage and leverage ratio covenants and was in default under the Credit Facility as of June 30, 2008. The lenders have agreed to forbear the exercise of their remedies under the Credit Facility until September 15, 2008.

The Company expects to generate cash flow from operations sufficient to service the debt under the Credit Facility prior to its stated maturity and to fund its liquidity requirements, provided that there is not otherwise an event of default and acceleration of the maturity of the debt. In the event that the Company’s lenders decline to permanently waive the non-compliance and the Company is unable to cure the default, the lenders can exercise their right to demand immediate payment of the Company’s obligations under the Credit Facility on September 15, 2008 (or earlier in the event of a termination event under the Forbearance Agreement). The Company does not currently have sufficient liquidity to satisfy its obligations under the Credit Facility in the event that the lenders demand immediate repayment of such obligations.

The forbearance expires on September 15, 2008, and the Company expects to require similar forbearance agreements in future periods. There can be no assurance that the Company will be able to negotiate an amendment to the Credit Facility or additional forbearances, that such amendment or forbearances will be on terms acceptable to the Company, or that the Company will be able to complete any of the strategic alternatives on satisfactory terms, or at all. The restructuring plan may impair the Company’s operations and future prospects.

About Foothills Resources, Inc.

Foothills Resources, Inc. is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and production of oil and natural gas opportunities in California, Texas and Oklahoma. Additional information on Foothills Resources is available at http://www.foothills-resources.com.

SEC Filings and Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements. The words “will,” “should,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “plan” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding business strategy and expansion and growth of our business and operations. Such forward-looking statements involve assumptions and are subject to known and unknown risks and uncertainties that could cause actual results or performance to differ materially from those expressed or implied by such forward-looking statements.

Although we believe that the assumptions reflected in such forward-looking statements are reasonable, we can give no assurance that such assumptions will prove to have been correct. You should also know that such statements are not guaranties of future performance and are subject to risks, uncertainties and assumptions, including, but not limited to, our ability to negotiate additional forbearances, our ability to maintain compliance with covenants of our Credit Facility or Forbearance Agreement, our compliance with the terms of the Credit Facility, our ability to consummate any strategic alternatives, our ability to discover reserves that may be extracted on a commercially viable basis, our ability to accurately estimate oil and gas reserves, intense competition, environmental risks and general economic conditions including the price of oil and gas. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Should any of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. We undertake no obligation to publicly release the result of any revision to these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission, including the Company’s Report on Form 10-Q for the quarter ended June 30, 2008, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and cash flows.

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